                                                                    Exhibit 12


               Calculation of Ratio of Earnings to Fixed Charges
                  (in thousands of dollars, except for ratios)

                                                                 1999      1998      1997      1996      1995
                                                                ----------------------------------------------
Earnings from continuing operations before income taxes          4,208     3,978     4,035       871     4,609
Add Fixed Charges:
  Interest Expense                                              12,401     1,525     1,629     1,988     1,955
  Amortization of financing costs                                  622       133       175       127        79
  Interest factor in rents                                       1,018       951       645       592       529
                                                                ----------------------------------------------
Total earnings as defined                                       18,249     6,587     6,484     3,578     7,172
                                                                ==============================================

Fixed Charges:
  Interest Expense                                               12,401    1,525     1,629     1,988     1,955
  Capitalized Interest                                              203       59         9         0         0
  Amortization of financing costs                                   622      133       175       127        79
  Interest factor in rents                                        1,018      951       645       592       529
                                                                ----------------------------------------------
Fixed Charges                                                   14,244     2,668     2,458     2,707     2,563
                                                                ==============================================

Ratio of earnings to fixed charges                                1.28      2.47      2.64      1.32      2.80